SCHEDULE 14A INFORMATION

       Proxy Statement Pursuant to Section 14(a) of the Securities
                 Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement        [ ]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         JACKPOT ENTERPRISES, INC.
______________________________________________________________________________
             (Name of Registrant as Specified in its Charter)
______________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ]  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:
        ______________________________________________________________________
     2) Aggregate number of securities to which transaction applies:
        ______________________________________________________________________
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ______________________________________________________________________
     4) Proposed maximum aggregate value of transaction:
        ______________________________________________________________________
     5) Total fee paid:
        ______________________________________________________________________

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        ______________________________________________
     2) Form, Schedule or Registration Statement No.:
        ______________________________________________
     3) Filing Party:
        ______________________________________________
     4) Date Filed:
        ______________________________________________

             JACKPOT ENTERPRISES, INC.

                         1110 Palms Airport Drive
                          Las Vegas, Nevada 89119

                     Telephone Number: (702) 263-5555

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                       To Be Held December 13, 1995

To the Stockholders of Jackpot Enterprises, Inc.

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Jackpot Enterprises, Inc., a Nevada corporation ("Jackpot"), will be held at Treasure Island at the Mirage, 3300
S. Las Vegas Boulevard, Las Vegas, Nevada 89109 on December 13, 1995, at 9:00 a.m., local time, for the purpose of considering and acting upon:

   (1) the election of four directors of Jackpot to serve as the Board of Directors until the next Annual Meeting of Stockholders and until their successors are elected and qualified (the "Director Proposal");

   (2)  a proposal to ratify the appointment of Deloitte &
        Touche LLP as Jackpot's independent auditors for the fiscal year ending June 30, 1996 (the "Auditor Proposal"); and

   (3) such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

   The Board of Directors has fixed the close of business on October 3, 1995 as the record date for determining Stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. Stockholders will not be entitled to appraisal rights in connection with the matters to be voted on at the Annual Meeting.

   A proxy and postage prepaid return envelope are enclosed for your convenience.

                              By Order of the Board of Directors,


                              ALVIN J. HICKS
                              Secretary
October 13, 1995

   It is important that your shares be represented at the Annual Meeting. Please complete, date, sign and mail the enclosed proxy card promptly in the return envelope provided, regardless of whether you plan to attend the Annual Meeting, so that your vote may be recorded. If you are present at the Annual Meeting, you may withdraw your proxy and vote in person if you so desire.








                         JACKPOT ENTERPRISES, INC.
                         1110 Palms Airport Drive
                          Las Vegas, Nevada 89119
                     Telephone Number: (702) 263-5555

                              PROXY STATEMENT


   This Proxy Statement (including the Notice of Annual Meeting of Stockholders, "Proxy Statement") is furnished to the holders ("Stockholders") of Common Stock, par value $.01 per share ("Common Stock"), of Jackpot Enterprises, Inc., a Nevada corporation ("Jackpot" or the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders of Jackpot to be held on December 13, 1995 (including any adjournment or adjournments thereof, the "Annual Meeting"). A copy of the Notice of Annual Meeting accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement, the accompanying Proxy Card and the Annual Report to Stockholders for the fiscal year ended June 30, 1995 will commence on or about October 13, 1995.

   The Board of Directors believes that approval of the Director Proposal and the Auditor Proposal (collectively, the "Proposals") are in the best interests of the Company and its Stockholders. The Board of Directors has unanimously approved the Proposals and recommends that Stockholders vote FOR approval of each of the Proposals.

   The Board of Directors does not know of any matter that is expected to be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement.
However, if other matters properly come before the Annual
Meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

   All proxies received pursuant to this solicitation will be voted FOR the Proposals, except as to matters where authority to vote is specifically withheld and where another choice is specified as to the Proposal, in which event, they will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the Board of Directors of Jackpot intend to vote FOR the Director Proposal and FOR the Auditor Proposal.

                               INTRODUCTION

The Company

   Jackpot has been actively engaged in the gaming industry for over 30 years. The Company is one of the largest gaming machine route operators in the State of Nevada, operating as of June 30, 1995, 4,284 state-of-the-art video poker and other gaming machines in 452 locations. The Company also operates four casinos in Nevada, operating as of June 30, 1995, 546 gaming machines.





Record Date; Stockholders Entitled to Vote; Quorum

   Only Stockholders of record at the close of business on October 3, 1995, the record date ("Record Date") for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, Jackpot had outstanding 9,301,647 shares of Common Stock. Shares of Common Stock are the only securities of Jackpot entitled to vote at the Annual Meeting and each share outstanding as of the Record Date will be entitled to one vote. The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

Vote Required For Approval

   Nevada law requires that each of the four nominees for director be elected by the affirmative vote of a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and that the ratification of the appointment of the Company's independent auditors be approved by the affirmative vote of a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

Revocability of Proxies

   A Stockholder who dates, signs and returns the enclosed form of proxy may revoke the proxy at any time before it is voted by submitting to the Secretary of Jackpot a duly executed written revocation or a proxy bearing a later date. Attendance at the Annual Meeting shall not have the effect of revoking a proxy unless the Stockholder so attending shall, in writing, so notify the Secretary of the Annual Meeting at any time prior to the voting of the proxy.

Solicitation of Proxies

   The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by directors, officers or employees of the Company, none of whom will receive any compensation therefor in addition to their regular remuneration. The Company will reimburse brokers and certain other persons holding stock in their names or in the names of nominees for their expenses in sending proxy materials to principals and obtaining their proxies, which are anticipated to total $10,000.

   The Company has retained Beacon Hill Partners, Inc. ("Beacon") to aid in the solicitation of proxies from brokers, banks, nominees and other institutional owners and non-objecting beneficial owners and individual holders of record, by personal interview, telephone, telegram or mail. The Company will pay Beacon a fee of $1,500 and will reimburse Beacon for certain expenses incurred by it.

Voting of Proxies

   Proxies will be voted in accordance with the instructions indicated thereon. A validly executed proxy which does not indicate instructions will be voted FOR each of the Proposals. The Annual Meeting will be held for the transaction of business described above and for the transaction of such other business as may properly come before the Annual Meeting. Proxies will confer discretionary authority with respect to any other matters which may properly be brought before the Annual Meeting (which, as defined herein, includes any adjournment or adjournments thereof). At the date of this Proxy Statement, the only business which the Company's management intends to present, or knows that others will present, is that described in this Proxy Statement. If other matters properly come before the Annual Meeting, the persons holding proxies solicited hereunder intend to vote such proxies in accordance with their judgment on all such matters.

Tabulation of Votes

   All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied. Abstentions will be counted towards the tabulation of votes cast on the Proposals and will have the same effect as negative votes. Broker non-votes are not counted for any purpose in determining whether a matter has been approved.

                          ELECTION OF DIRECTORS

   At the meeting, four directors are to be elected, each to hold office (subject to Jackpot's By-Laws) until the next Annual Meeting of Stockholders and until his respective successor has been elected and qualified. If any nominee listed in the table below should become unavailable for any reason, which management does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the Board of Directors prior to or at the Annual Meeting, or, if no substitute is selected by the Board of Directors prior to or at the Annual Meeting, for a motion to reduce the membership of the Board to the number of nominees available. The information concerning the nominees and their security holdings has been furnished by them to Jackpot.

   The directors of Jackpot (none of whom has a family relationship with one another, and each of whom is a nominee for election as a director at the Annual Meeting) are as follows:

      Name                    Age            Position
__________________________    ___       __________________________
Allan R. Tessler               59       Chairman of the Board

Don R. Kornstein               43       President, Chief Executive
                                        Officer and Director

David R. Markin                64       Director

Robert L. McDonald, Sr.        75       Director



   Allan R. Tessler has served as Chairman of the Board since May 3, 1994 and has been a director of Jackpot since 1980. Mr. Tessler served as Secretary of Jackpot from 1980 through August 1993. He has been Chairman and Chief Executive Officer of International Financial Group, Inc., an international merchant banking firm, since 1987. He has been Co-Chairman and Co-Chief Executive Officer of Data Broadcasting Corporation ("DBC") (a securities market data supplier) since June 1992. During 1990, Mr. Tessler was retained by Infotechnology, Inc. and Financial News Network, Inc., a predecessor to DBC, to assist in the restructuring (under federal bankruptcy laws) of such companies. From May 1988 through October 1993, Mr. Tessler was Chairman of the Board and Chief Executive Officer of Ameriscribe Corporation (a national provider of facilities management services). Mr. Tessler has been Chairman of the Board of Enhance Financial Services, Inc. (an insurance holding company) since 1986 and Chairman of the Board of Great Dane Holdings Inc. (formerly International Controls Corporation) (a diversified holding company) since 1987. He is also a director of The Limited, Inc. and Allis-Chalmers Corporation.

   Don R. Kornstein has served as President, Chief Executive Officer and a director of Jackpot since September 8, 1994. Prior to his appointment with Jackpot, Mr. Kornstein was a Senior Managing Director of Bear, Stearns & Co. Inc., a leading worldwide investment banking firm where he had been employed since 1977. Mr. Kornstein was in such firm's Investment Banking Department and was head of that firm's gaming industry group. Mr. Kornstein is also a director of Riddell Sports, Inc. (a manufacturer of athletic equipment).

   David R. Markin has been a director of Jackpot since
1980. Mr. Markin has been Chairman of the Board and President of Checker Motors Corporation, an automobile parts manufacturer and taxicab fleet operator, since 1970, and President and Chief Executive Officer of Great Dane Holdings Inc. since 1989. Mr. Markin is also a director of Enhance Financial Services, Inc. and DBC.

   Robert L. McDonald, Sr. has been a director of Jackpot since 1980. Mr. McDonald is a senior partner in the law firm of McDonald Carano Wilson McCune Bergin Frankovich & Hicks, counsel to Jackpot. Mr. McDonald is a principal stockholder, executive officer and a director of Little Bonanza, Inc., the corporate operator of the Bonanza Casino located in Reno, Nevada.

   These individuals will be placed in nomination for election to the Board of Directors. The Board of Directors recommends a vote FOR the election of each of the nominees for director. The shares represented by the proxy cards returned will be voted FOR election of these nominees unless an instruction to the contrary is indicated on the proxy card.

Committees of the Board of Directors and Meetings

   In September 1987, the Board of Directors established the Audit Committee. The Audit Committee consists of
Messrs. Tessler and Markin, who reported to the Board on two occasions during the fiscal year ended June 30, 1995. The Audit Committee reviews and satisfies itself as to the adequacy of the structure of Jackpot's financial organization and as to the proper implementation of the financial and accounting policies of Jackpot. The Audit Committee reviews with Jackpot's independent auditors the scope of the annual audit prior to its commencement and the results of such audit before the release of the Annual Report to Stockholders. More specifically, the Audit Committee (a) reviews Jackpot's financial and accounting policies and procedures with emphasis on any major changes during the year, (b) reviews the results of the audit for significant items and inquiries as to whether the independent auditors are completely satisfied with the audit results, discussing any recommendations and comments the independent auditors may have, and (c) ascertains the degree of cooperation of Jackpot's financial and accounting personnel with the independent auditors.

   In December 1985, the Board of Directors established the Compensation Committee, which met on one occasion during the fiscal year ended June 30, 1995. The Compensation Committee, which consists of Messrs. Tessler, Markin and McDonald, makes recommendations to the Board of Directors as to salaries, bonuses, and other forms of compensation for officers and other key employees.

   The Board of Directors held five meetings during the fiscal year ended June 30, 1995 and also acted by written consent three times. All of the directors attended all such meetings. All of the members of the Audit Committee and the Compensation Committee attended all of the meetings of such Committees. The Board of Directors has no nominating committee.

               DIRECTOR AND EXECUTIVE COMPENSATION

   Executive Compensation. The following table sets forth the annual and long-term compensation, attributable to service in the three fiscal years ended June 30, 1995, to those persons who were
(i) the Chief Executive Officer in fiscal 1995, (ii) the two remaining most highly paid executive officers at the end of fiscal 1995, and
(iii) two former executive officers, who resigned effective April 28, 1995 (collectively, the "Named Executives").

                      SUMMARY COMPENSATION TABLE

                   Annual Compensation            Long-Term Compensation
                  _______________________________ _______________________
                                                    AWARDS    PAYOUTS
                                                  ___________ _______
                                                     Stock
Name and                                Other        Option
Principal    Fiscal                     Annual       Awards
Position      Year  Salary    Bonus     Compensation (in      LTIP   All Other
                                                      shares)Payout Compensation
  (1)                          (2)          (3)       (4)
_________   ______  ________  ________  ____________ _______ ______ ____________
Don R.
Kornstein(5)1995   $528,750(5)$220,000(5) --        727,500    --         --
President   1994       --       --        --           --      --         --
and Chief   1993       --       --        --           --      --         --
Executive
Officer

George
Congdon(6)  1995   $ 95,000  $ 30,000     --         10,000    --   $  1,408(7)
Senior Vice 1994   $ 88,333  $ 16,500     --         12,000    --   $  1,152(7)
President-  1993   $ 73,558  $  9,750     --           --      --   $    915(7)
Operations

Bob Torkar
Senior Vice
President-  1995   $ 96,600  $ 27,000     --         10,000    --   $  1,393(7)
Finance,    1994   $ 93,047  $ 20,000     --         30,000    --   $  1,387(7)
Treasurer,  1993   $ 84,861  $ 25,000     --         11,000    --   $  1,213(7)
and Chief
Accounting
Officer

Frederick
Sandvick(8) 1995   $220,833(8)   --       --         50,000    --   $423,669(9)
Former      1994   $240,000  $ 50,232     --         30,000    --   $  2,770(7)
Executive   1993   $215,000  $134,263     --        110,000    --   $  2,648(7)
Vice
President
and Chief
Financial
Officer


Jeffrey L.
Gilbert (8) 1995   $220,833(8)    --      --         50,000    --   $391,668(9)
Former      1994   $240,000  $ 50,232     --         30,000    --   $  2,770(7)
Executive   1993   $204,167  $134,263     --        110,000    --   $  2,648(7)
Vice
President
and Chief
Operating
Officer

(1)  Reflects the primary capacity served during fiscal 1995.
(2) Includes incentive compensation and bonus (see "Employment Agreements") and also bonuses determined at the discretion of the Board of Directors or the Compensation Committee which were not pursuant to a predetermined plan or agreement.
(3) The Named Executives each received certain perquisites, the value of which did not exceed the lesser of $50,000 or 10% of such Named Executive's annual salary and bonus in the three years ended
     June 30, 1995.
(4) Represents the number of shares subject to Options granted during the respective fiscal year.
(5) Mr. Kornstein was appointed President and Chief Executive Officer on September 8, 1994.
(6)  Mr. Congdon was appointed Senior Vice President - Operations on
     May 11, 1995.
(7) Jackpot has a deferred profit sharing plan which covers all eligible employees, including executive officers. Under the deferred profit sharing plan, the annual contribution by the Company, as determined by the Board of Directors, is allocated to all eligible employees based on their annual compensation, as defined.
(8) Messrs. Sandvick and Gilbert resigned their positions with the Company effective April 28, 1995. From May 3, 1994 until September 8, 1994, the date Mr. Kornstein was appointed President and CEO, Messrs. Sandvick and Gilbert managed the day-to-day operations of Jackpot.
(9) In connection with the termination of their respective employment agreements, the Company paid Messrs. Sandvick and Gilbert approximately $401,586 and $369,585, respectively, in consideration for the termination of their employment and the cancellation of certain nonqualified stock options in full satisfaction of all rights under their respective employment agreements, including, but not limited to, severance compensation and accrued vacation. Options to purchase 250,710 and 224,375 shares of Common Stock held by Messrs. Sandvick and Gilbert were cancelled on April 28, 1995. In addition, during fiscal 1995, Messrs. Sandvick and Gilbert each received $22,083 for payment of other accrued vacation.

   Option Grants. The following table summarizes pertinent information concerning individual grants of Options, including the potential realizable dollar value of grants of Options made during the fiscal year ended June 30, 1995, to each Named Executive, assuming that the market value of the underlying security appreciates in value, from the date of grant to the end of the Option term, at the assumed rates indicated in the following table.








                        FISCAL 1995 OPTION GRANTS
                                                         Potential Realizable
                                                           Value At Assumed
                                                          Rates of Stock Price
                                                            Appreciation for
                      Individual Grants                      Option Term (1)
________________________________________________________ _____________________
                        Percent of
                        Total
                        Options
                        Granted
                        to
                        Employees(2)  Exercise   Expira-
             Options    in Fiscal     Price      tion
Name         Granted    Year          ($/Share)  Date    5% ($)     10% ($)
__________  __________  ____________ _________ ________ _________  ___________
Don R.
Kornstein   700,000 (3)  58.2%       $ 9.25    9/08/04  $4,074,000 $10,318,000
             27,500 (4)   2.3%       $10.75    6/30/00  $   77,000 $   169,675

George
Congdon      10,000        .8%       $ 8.50    8/17/99  $   23,500 $    51,900

Bob Torkar   10,000        .8%       $ 8.50    8/17/99  $   23,500 $    51,900

Frederick
Sandvick     50,000 (5)   4.2%       $ 8.50      (5)         (5)          (5)

Jeffrey L.
Gilbert      50,000 (5)   4.2%       $ 8.50      (5)         (5)          (5)

(1) The dollar amounts under these columns are the result of calculations at annualized rates of 5% and 10%, respectively, which were established by rules promulgated by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of Jackpot's Common Stock price.

(2) Total Options granted include Options to purchase an aggregate of 290,504 shares of Common Stock granted to the Board of Directors (see "Director Compensation").

(3) Mr. Kornstein entered into an employment agreement with Jackpot which was effective September 8, 1994. As part of his employment agreement, Mr. Kornstein was granted an Option to acquire up to 700,000 shares of Common Stock at an exercise price of $9.25 per share, which was the fair market value of the Common Stock on the date of the grant. The
     Option vests in equal installments on each September 8 of 1995, 1996 and 1997, respectively, subject to earlier vesting upon the achievement of certain earnings tests, or a certain stock price test or upon a change in control, as defined in Mr. Kornstein's employment agreement (see "Employment Agreements").

(4) As a member of the Board of Directors, Mr. Kornstein was automatically granted an Option to purchase 27,500 shares of Common Stock on June 30, 1995. Pursuant to the 1992 Incentive and Non-qualified Stock Option Plan, the exercise price for each June 30 automatic grant will be the fair market value of the Common Stock on the following September 30. On September 30, 1995, the exercise price of such grant was vested at $10.75 per share (see "Director Compensation").

(5) Options to purchase an aggregate of 475,085 shares of Common Stock held by Messrs. Sandvick and Gilbert, including those Options listed above, were cancelled on April 28, 1995.

   Option Exercises and Fiscal Year-End Values. Shown below is information with respect to the exercise of Options to purchase Common Stock of Jackpot during the last fiscal year by each of the Named Executives and the value of unexercised Options held by each of them as of the end of fiscal 1995. None of the Named Executives exercised any Options during fiscal 1995. Options to purchase 250,710 and 224,375 shares of Common Stock held by Messrs. Sandvick and Gilbert were cancelled on April 28, 1995.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1995
                        AND FISCAL YEAR-END OPTION VALUES

                                     Number of           Value of Unexercised
              Shares             Unexercised Options     In-the-Money Options
             Acquired   Value    at Fiscal Year-End(#)   at Fiscal Year-End($)
           on Exercise Realized     Exercisable/              Exercisable/
Name          (#)       ($)         Unexercisable          Unexercisable (1)
__________ ___________ ________  _____________________   _____________________
Don R.
Kornstein      -           -           0/727,500                0/$612,500

George
Congdon        -           -        18,000/4,000                 $16,250/0

Bob Torkar     -           -       52,550/10,000                 $16,250/0

Frederick
Sandvick       -           -            -                            -

Jeffrey L.
Gilbert        -           -            -                            -


(1) Based on the closing price of $10.125 for Jackpot's Common Stock on the New York Stock Exchange on June 30, 1995.

  Pension Plan. Effective October 1, 1990, the Board of Directors approved the implementation of a retirement plan for certain executives and management employees (the "Salary Continuation Plan"). In general, the Salary Continuation Plan provides that a participant (i.e., an employee with an annual salary in excess of $60,000, which amount may be increased annually by the Board of Directors) retiring at age 65 will receive a monthly retirement benefit equal to an amount determined by dividing the sum of the participant's Future Service Benefit (as defined in the Salary Continuation Plan)
(i.e., the sum, for each year, of such percentage of the participant's annual compensation as the Board of Directors may in its sole discretion determine) and, if applicable, Past Service Benefit (as defined in the Salary Continuation
Plan) (i.e., an amount equal to 1% of the participant's average annual compensation prior to October 1, 1990) by 12 for a total of 180 consecutive monthly payments.

   Participants who retire after age 55 but before age 62 (with 120 months of consecutive service) receive a reduced benefit. The Salary Continuation Plan also provides for pre-retirement survivors' benefits in a monthly amount equal to either (i) the sum of the participant's Future Service Benefit and, if applicable, Past Service Benefit as of the date of death, divided by 12, or
(ii) 1/12 of the participant's annual compensation that would have been paid to the participant in the year of death had the participant continued in the service of Jackpot for the remainder of such year, for a number of months determined as follows:

       Participant's Age at Death      Number of Monthly Payments
       ___________________________     __________________________

       Less than 40                               36
       40 but less than 50                        24
       50 and over                                12

  The amounts expended by Jackpot for the Salary Continuation Plan are on a group basis and are actuarially determined. No specific amount is expended and set aside by Jackpot for the account of any individual officer or employee under the Salary Continuation Plan. The Board of Directors may amend or terminate the Salary Continuation Plan at any time, subject to certain limitations. The Board of Directors determined that no percentage of the participant's annual compensation in fiscal 1995 would be used in determining monthly retirement benefits. Messrs. Kornstein, Congdon and Torkar have not earned any benefits under the Salary Continuation Plan.

   The following table illustrates the annual retirement income payable to an employee under the Salary Continuation Plan assuming the Future Retirement Benefits (as defined in the Salary Continuation Plan) are equal to 1% of a participant's annual compensation, the payments are on a straight 180 month annuity basis, the plan continues in its present form until the participant's retirement and the age of retirement is 65. The benefits listed in the following table are not subject to any deduction for Social Security benefits or other offset amounts.

                             PENSION PLAN TABLE
                              Years Of Service
                 __________________________________________________________
Remuneration             10         15         20        25         30
____________             __         __         __        __         __

$100,000            $ 10,000   $ 15,000   $ 20,000   $ 25,000   $ 30,000
$125,000            $ 12,500   $ 18,750   $ 25,000   $ 31,250   $ 37,500
$150,000            $ 15,000   $ 22,500   $ 30,000   $ 37,500   $ 45,000
$200,000            $ 20,000   $ 30,000   $ 40,000   $ 50,000   $ 60,000
$250,000            $ 25,000   $ 37,500   $ 50,000   $ 62,500   $ 75,000
$300,000            $ 30,000   $ 45,000   $ 60,000   $ 75,000   $ 90,000
$350,000            $ 35,000   $ 52,500   $ 70,000   $ 87,500   $105,000
$400,000            $ 40,000   $ 60,000   $ 80,000   $100,000   $120,000
$600,000            $ 60,000   $ 90,000   $120,000   $150,000   $180,000


   Director Compensation. Directors who are not salaried employees of the Company are presently entitled to receive director's fees of $32,000 per year. In addition, a director who serves as a member of the Compensation Committee and/or Audit Committee is entitled to receive $10,800 and $7,200, respectively, per year. For the fiscal year ended June 30, 1995, Messrs. Tessler, Markin and McDonald received aggregate fees of $50,000, $50,000 and $42,800, respectively. Mr. Kornstein did not receive any fees for service on the Board of Directors during fiscal 1995.

   The 1992 Incentive and Non-qualified Stock Option Plan (the "1992 Plan") provides that each individual who is a member of the Board of Directors on June 30 of any year, beginning June 30, 1992, including any future director on any such date, will automatically be granted a nonqualified Option to purchase 27,500 shares of Common Stock on each such June 30.
The exercise price for each June 30 grant will be 100% of the fair market value of the Common Stock on the following September 30. Each Option granted to a director will become exercisable after September 30 of each year and expire five years from the date of grant. On June 30, 1995 Options to purchase an aggregate of 110,000 shares of Common Stock (27,500 each to Messrs. Tessler, Kornstein, Markin and McDonald) were automatically granted pursuant to the terms of the 1992 Plan. The exercise price of the June
30, 1995 Option grant was $10.75 per share.

   In fiscal 1995, Messrs. Tessler, Markin and McDonald exercised nonqualified stock Options to purchase an aggregate of 248,313 shares (82,771 shares each) of Common Stock. As consideration for the issuance of Common Stock pursuant to the exercise of the Options, Messrs. Tessler, Markin and McDonald surrendered an aggregate of 168,603 shares (56,201 shares each) of Common Stock with an aggregate fair market value of $1,759,584 ($586,528 each), or $10.44 per share, the fair market value of the Common Stock based on the closing market price on the respective exercise date. Messrs. Tessler, Markin and McDonald realized an aggregate gain of $838,152 ($279,384 each) from the exercise of such Options.

   In consideration of the Board of Directors' waiver of current service benefits that would have accrued in fiscal 1995 to the Retirement Plan (see "Directors' Retirement Plan"), the Board of Directors extended from October 18, 1994 to October 18, 1999, at the same exercise price, the expiration date of Options to purchase an aggregate of 180,504 shares of Common Stock originally granted on October 18, 1989 at an exercise price of $9.19 per share to Messrs. Tessler, Markin and McDonald. The exercise price was in excess of 100% of the fair market value of the Common Stock on the date of the extension of the grants.

   Directors' Retirement Plan.  On October 18, 1989, the Board of
Directors adopted the Jackpot Retirement Plan for Directors (the "Retirement Plan") which was implemented on October 1, 1990. The Retirement Plan will provide each director with a retirement benefit in a lump sum amount equal to the aggregate of the annual base retainers paid to the directors during each year of service on the Board of Directors, including service prior to the implementation date. Interest is added to the accounts of each director quarterly, using the one-year Treasury bill rate. Directors who do not receive director's fees because they are executive officers, will be deemed to have an annual base retainer equal to the average base retainers paid to other directors for the year. Subject to certain conditions, directors who have at least ten years of service become entitled to a payment of their respective accrued benefit upon retirement from the Board of Directors, "change of control" in Jackpot, and certain other events. The Board of Directors waived current service benefits that would have accrued in fiscal 1995, other than the interest earned on accrued benefits.

   The following table sets forth amounts allocated pursuant to the Retirement Plan for the period from October 1, 1990 through June 30, 1995, including benefits relating to periods of service prior to October 1, 1990, for each director and all directors as a group.

                                                         Accrued Benefits
                                                            Vested as of
Name of Individual         Capacities In which Served       June 30, 1995
________________________   __________________________    _________________
Allan R. Tessler           Chairman of the Board            $  472,185
Don R. Kornstein           Director                         $        0
David R. Markin            Director                         $  472,185
Robert L. McDonald, Sr.    Director                         $  472,185
All directors as a group                                    $1,416,555


Employment Agreements

   Mr. Kornstein entered into an employment agreement with Jackpot effective as of September 8, 1994, which agreement will initially expire on September 30, 1997 and will automatically be extended for additional one-year periods on each October 1 commencing October 1, 1995 unless notice is given by either the Company or Mr. Kornstein. Mr. Kornstein is to receive an initial minimum annual base salary of $675,000 for the first two years of the employment term and a minimum annual base salary of $725,000 thereafter. In addition, Mr. Kornstein's employment agreement provides for an annual bonus for each fiscal year equal to (i) 2% of all amounts up to the first $5 million by which the Company's earnings before interest, taxes, depreciation and amortization, as defined ("EBITDA") for such fiscal year exceeds $10 million, (ii) 4% of all amounts up to the first $5 million by which EBITDA for such fiscal year exceeds $15 million, (iii) 5% of all amounts up to the first $5 million by which EBITDA for such fiscal year exceeds $20 million, (iv) 6% of all amounts up to the first $5 million by which EBITDA for such fiscal year exceeds $25 million, plus (v) 7% of all amounts by which EBITDA for such fiscal year exceeds $30 million. The
Board of Directors may, in its discretion, grant Mr. Kornstein additional bonuses.

   As part of his employment agreement, Mr. Kornstein was granted an Option under the 1992 Plan to acquire up to 700,000 shares of Common Stock at $9.25 per share (the closing price on the effective date of his employment agreement). The Option vests as to one-third of the shares on each of the first three anniversaries of the effective date of the contract, subject to earlier vesting upon the achievement of certain earnings tests, or a certain stock price test or upon a Change In Control (as defined below). The Option remains exercisable for a period of 18 months following the termination of Mr. Kornstein's contract under certain circumstances. See "Director and Executive Compensation - Fiscal 1995 Option Grants".

   In the event Mr. Kornstein is disabled during the term of the agreement, he will receive his full base salary for the first six months of such disability. At the end of such six month period or upon his death, Mr. Kornstein would receive a lump sum payment equal to his salary and pro rata bonus through such date and one year's base salary and annual bonus determined pursuant to a formula. In addition, the Company shall pay the premiums on a life insurance policy in the amount of $5 million and a disability policy providing annual benefits of $300,000 on behalf of Mr. Kornstein.

   In the event of a termination of Mr. Kornstein's contract for Good Reason (as defined below) or upon a Change In Control, Mr. Kornstein would receive an amount equal to three years' base salary plus his bonus for a three year period, pursuant to a formula, as well as three additional years credits for pension benefit calculations and three years of welfare benefit coverage to the extent not provided to Mr. Kornstein by a subsequent employer and the right to exercise the Option to acquire up to 700,000 shares of Common Stock for a period of eighteen months.

   The employment agreement with Mr. Kornstein may be terminated by the Board of Directors, at any time, for cause. Termination for "cause" under such agreement is permitted upon (i) such employee's conviction of a felony,
(ii) the termination of such employee's gaming license, under certain circumstances, or (iii) upon such employee's failure to perform his duties, in which case the Company shall only pay such employee the amounts due him through the date of termination. For purposes of his agreement, Mr. Kornstein shall have "Good Reason" to terminate his employment (i) upon a failure by the Company to comply with a material provision of the agreement,
(ii) upon a diminution of Mr. Kornstein's title or authority, or
(iii) upon receipt by Mr. Kornstein of a notice from the Company indicating that the contract term is not being automatically extended.

   For a period of time of up to one year after a Change In Control of Jackpot, Mr. Kornstein has the option of terminating his contract. As defined in the employment agreement, Change In Control occurs when (i) any person or group of persons become the beneficial owner of 20% or more of the outstanding securities of Jackpot, (ii) during any two consecutive years, the individuals who constituted the Board of Directors of Jackpot at the beginning of such period cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of the period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, (iii) a merger or consolidation other than (1) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent 51% of the combined voting securities of the Company, or (2) a recapitalization in which no person acquires 20% or more of the Company's then outstanding securities, (iv) a liquidation of the Company or a sale of all or substantially alI of the Company's assets. If Mr. Kornstein exercises his option in the event of a Change In Control, he shall be entitled to be fully compensated for all amounts due to him under his agreement as of the date of such termination. In addition, Mr. Kornstein would receive any amount necessary to reimburse him for any excise tax imposed under the Internal Revenue Code, including any tax payable by reason of such reimbursement. Mr. Kornstein agreed that for a period of three years following the termination of his employment, for any reason, he will not compete with Jackpot or its subsidiaries.

   On April 20, 1995 Messrs. Sandvick and Gilbert resigned as Executive Vice President and Chief Financial Officer and Executive Vice President and Chief Operating Officer, respectively. In connection with the termination of their respective employment agreements which was effective April
28, 1995, Jackpot paid Messrs. Sandvick and Gilbert $401,586 and $369,585, respectively, in consideration for the termination of their employment and the cancellation of certain nonqualified stock options in full satisfaction of all rights under their respective employment agreements, including, but not limited to, severance compensation and accrued vacation. Options to purchase 250,710 and 224,375 shares of Jackpot Common Stock held by Messrs. Sandvick and Gilbert were cancelled on April 28, 1995.

Compensation Committee Interlocks and Insider Participation

    The Compensation Committee consists of three non-employee directors. Currently the members of the Compensation Committee are Messrs. Tessler, Markin and McDonald. See "Certain Relationships and Related Transactions" for a description of transactions and agreements in which members of the Compensation Committee and their associates were involved. None of the executive officers of Jackpot serves as a director of another corporation in a case where an executive officer of such other corporation serves as a director of Jackpot.

Compensation Committee Report on Executive Compensation

   The compensation of the Named Executives of the Company, as well as other executive officers of the Company, is determined by the Compensation Committee of the Board of Directors. The compensation of the executive officers consists primarily of salary, bonuses and short- and long-term incentives plans, whereby the Company has aligned the executive officers' financial interests with the financial interests of the Stockholders of the Company.

   As determined by the Compensation Committee, an executive officer's total compensation package is comprised of three components: (1) base salary,
(2) bonuses and (3) Options.

   The base salary and certain bonus arrangements for the Named Executives, with the exception of Mr. Kornstein, are not subject to an employment agreement. In considering the terms and conditions of employment agreements, the base salary for executive officers and for annual base salary increases for those Named Executives with whom the Company has an employment agreement, the Compensation Committee considers a number of factors including the executive's level of responsibility, achievements, and present and future value to the Company relative to comparable positions at other companies in the gaming industry.

   Mr. Kornstein was appointed Chief Executive Officer of Jackpot on September 8, 1994. Prior to his appointment with Jackpot, Mr. Kornstein was a Senior Managing Director of Bear, Stearns & Co. Inc., a leading worldwide investment banking firm where he had been employed since 1977. Mr. Kornstein was in such firm's Investment Banking Department and was head of that firm's gaming industry group. Mr. Kornstein's compensation arrangements were negotiated prior to his joining the Company and were incorporated into an employment agreement, which was effective September 8, 1994. In agreeing to the terms of Mr. Kornstein's employment agreement, the Compensation Committee considered, among other factors, the depth of Mr. Kornstein's background and experience, Mr. Kornstein's then present position and compensation, and the compensation arrangements for chief executives of comparable companies.
In connection with the employment of Mr. Kornstein as President, Chief Executive Officer and Director, Mr. Kornstein was granted an Option to purchase up to 700,000 shares of Common Stock. For the period September
8, 1994 through June 30, 1995, Mr. Kornstein received $528,750 as salary pursuant to the terms of his employment contract. Mr. Kornstein's employment agreement provides for a bonus per fiscal year based on various percentages of certain amounts by which earnings before interest, taxes, depreciation and amortization, as defined in the agreement, exceeds certain levels for such fiscal year. Mr. Kornstein's bonus under such formula was $220,000 for the period September 8, 1994 through June 30, 1995. Mr. Kornstein was not awarded any discretionary bonus for such period.

   In addition to base salary, executive officers are eligible to receive annual bonuses, which may be determined based upon the Company's meeting of specific economic targets, which may be set forth in such officer's employment agreement, if any, and at the discretion of the Board of Directors. In determining bonuses within its discretion, the Board acting upon the recommendation of the Compensation Committee will consider the overall operating performance of the Company during the period, as well as the position and responsibility of the executive and the executive's service and contributions to the Company during the year.

   In addition to salary and bonus, executives are also granted Options including Options under the 1992 Plan. Options are intended to assist in encouraging executive officers as well as other key management employees to acquire a proprietary interest in the Company through ownership of its Common Stock. The Company views Options as yet another method to bring together the interests of management and Stockholders on a long-term basis. Strong financial performance by the Company over time can be expected to lead to stock price appreciation, enabling the Company's executives to participate in such appreciation, should it be realized.

   In considering which employees, including executive officers, who are to receive Option grants, as well as the number of Options to be granted, the Compensation Committee considers such employee's position and responsibility, the service, and accomplishments of such employee, the employee's present and future value to the Company, as well as the anticipated length of the employee's future service to the Company. In considering grants of Options to directors, the Compensation Committee considers such person's experience, professional associations, accomplishments and future value to the Company. On August 17, 1994, a committee of the Board of Directors granted Options under the 1992 Plan to the Named Executives to purchase an aggregate of 120,000 shares of Common Stock. On August 17, 1994, the Board of Directors extended from October 18, 1994 to October 18, 1999 the expiration date of Options to purchase an aggregate of 180,504 shares of Common Stock originally granted on October 18, 1989 to three directors. The exercise price was in excess of 100% of the fair market value of the Common Stock on the date of the extension of the grants. In addition, directors, including directors who are also employees of the Company, are eligible for an annual automatic grant of an Option to purchase 27,500 shares of Common Stock pursuant to the 1992 Plan. On June 30, 1995, each director received one such grant relating to services provided in fiscal 1995.

   Additional information concerning the salary, bonus and stock Option grants for the Named Executives can be found in the tables appearing elsewhere in this Proxy Statement under the caption "Director and Executive Compensation."

   In fulfilling its responsibilities, the Compensation Committee's goal is to closely ally the interest of management and the Stockholders. The Compensation Committee therefore believes that the short- and long-term financial performance of the Company should be a key determinant of overall executive compensation.

Allan R. Tessler
David R. Markin
Robert L. McDonald, Sr.

                              PERFORMANCE GRAPH

   The graph below provides a comparison of Jackpot's cumulative total return of its Common Stock with the S & P 500 Index, the 1994 Peer Group and the 1995 Peer Group. This graph assumes the investment of $100 on June 30, 1990 in Jackpot Common Stock, the S&P 500 Index, the 1994 and 1995 Peer Groups' common stock (with the exception of Bally Gaming International, Inc., which began public trading in November 1991) and reinvestment of stock and cash dividends. The Company has made certain changes from the 1994 Peer Group to the 1995 Peer Group which consist of the removal of Elsinore Corporation because such business is no longer comparable to that of the Company's and the inclusion of Anchor Gaming, Inc., which business is more comparable to that of the Company's. The returns of each company in the 1994 and 1995 Peer Group have been weighted annually for their market capitalization at the beginning of each indicated period.








                  PERFORMANCE GRAPH TO BE INSERTED HERE










(1)  The 1995 Peer Group consists of Alliance Gaming Corporation
     (formerly United Gaming, Inc.), Anchor Gaming, Inc. and Bally Gaming International, Inc.

(2) The 1994 Peer Group consists of Alliance Gaming Corporation (formerly United Gaming, Inc.), Bally Gaming International, Inc., Sahara Casino Partners, L.P. and Elsinore Corporation. Sahara Casino Partners, L.P., a member of Jackpot's 1994 Peer Group, was merged into Sahara Gaming Corporation in September 1993 and its final day of trading was October 4, 1993 and has been excluded from the 1994 Peer Group calculation at June 30, 1994 and 1995.



       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth as of August 31, 1995, certain information regarding the shares of Common Stock beneficially owned by (i) each beneficial holder of more than five percent of the outstanding shares of Common Stock ("Beneficial Holder"), (ii) each director, (iii) each Named Executive, and
(iv) all directors and executive officers of Jackpot as a group.





                      OWNERSHIP OF JACKPOT COMMON STOCK

______________________________________________________________________________
                                            Amount and Nature
Name and Address of Beneficial                of Beneficial
Holder and Name of Named Executive,            Ownership of         Percent
Director or Identity of Group                Common Stock (2)     of Class (2)
______________________________________________________________________________
Beneficial Holder:
__________________

David R. Markin (1)                             499,299               5.22%

Named Executives:
__________________

Don R. Kornstein                                260,833               2.73%
George Congdon                                   18,000                *
Bob Torkar                                       52,550                *
Frederick Sandvick                                5,196                *
Jeffrey L. Gilbert                                1,404                *

Directors other than Mr. Kornstein and Mr. Markin
_________________________________________________

Allan R. Tessler                                435,618               4.55%
Robert L. McDonald, Sr.                         380,191               3.98%
All directors and executive
officers as a group (8 persons)               1,653,091              15.87%

_______________
* less than one percent

(1) Mr. Markin has an address in care of the Company at 1110 Palms Airport Drive, Las Vegas, Nevada 89119.

(2) Includes shares of Common Stock which may be acquired upon the exercise of vested Options held by the following: Mr. Tessler (261,344), Mr. Kornstein (260,833), Mr. Markin (261,344), Mr. McDonald (259,144),
     Mr. Congdon (18,000), Mr. Torkar (52,550) and all directors and executive officers as a group (1,113,215). Also, includes shares of Common Stock which may be acquired upon the exercise of warrants held by the following:
     Mr. Tessler (4,048), Mr. Markin (7), Mr. Sandvick (33),
     Mr. Gilbert (26) and all directors and executive officers as a group (4,114). Does not include shares of Common Stock which may be acquired upon the exercise of unvested Options held by the following: Mr. Kornstein (466,667), Mr. Congdon (4,000), Mr. Torkar (10,000) and all directors and executive officers as a group (480,667).

Filing Disclosure

   On July 19, 1995, Mr. Congdon reported on Form 3, which was filed with the Securities and Exchange Commission, certain information concerning his beneficial ownership of options to acquire Common Stock which he held May 11, 1995, the date he was appointed an executive officer of Jackpot. Such initial beneficial ownership should have been reported on Form 3 prior to May 21, 1995, as required by the rules promulgated by the Securities and Exchange Commission.
                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Robert L. McDonald, Sr., a director of Jackpot, is a senior partner in the law firm of McDonald Carano Wilson McCune Bergin Frankovich & Hicks ("McDonald Carano"), counsel to Jackpot. In addition, A. J. Hicks, a partner in McDonald Carano is the Secretary of Jackpot. In the fiscal year ended June 30, 1995, the amount of fees paid by the Company to McDonald Carano did not exceed 5% of the gross revenues of such firm for its fiscal year ending during such period. The Company believes that the fees for the services provided by McDonald Carano were at least as favorable to the Company as the fees for such services from unaffiliated third parties.

                                 APPOINTMENT
                           OF INDEPENDENT AUDITORS

    It is proposed that the Stockholders ratify the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for Jackpot for fiscal 1996. Deloitte & Touche LLP has served as Jackpot's independent auditors since June 21, 1991. Jackpot expects representatives of Deloitte & Touche LLP to be present at the Annual Meeting at which time they will respond to appropriate questions submitted by Stockholders and may make such statements as they may desire.

   The Board of Directors of Jackpot recommends a vote FOR the Auditor Proposal. Approval by the Stockholders of the appointment of independent auditors is not required, but the Board deems it desirable to submit the matter to the Stockholders. If the majority of Stockholders voting at the meeting should not approve the selection of Deloitte & Touche LLP, the selection of independent auditors will be reconsidered by the Board of Directors.

                     SUBMISSION OF STOCKHOLDER PROPOSALS

   Stockholders of Jackpot wishing to include proposals in the proxy material in relation to the next Annual Meeting of Jackpot must submit such proposals in writing so as to be received at the executive offices of Jackpot on or before June 16, 1996. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to Stockholders' proposals.


                     By Order of the Board of Directors



                               ALVIN J. HICKS
                                  Secretary
October 13, 1995

FORM OF PROXY - FRONT SIDE



PROXY                     JACKPOT ENTERPRISES, INC.

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Allan R. Tessler and David R. Markin, and each of them, with the power of substitution, to represent and to vote on behalf of the undersigned all of the shares of stock of Jackpot Enterprises, Inc. ("Jackpot") which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at Treasure Island at the Mirage, 3300 S. Las Vegas Boulevard, Las Vegas, Nevada 89109 on December 13, 1995 at 9:00 a.m. local time, and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such shares, upon the following proposals more fully described in the notice of the proxy statement for the meeting (receipt whereof is hereby acknowledged).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS (1) and (2)

1.  ELECTION OF DIRECTORS.
    ____    FOR the nominees listed below (except as marked to the contrary below)
    ____    WITHHOLD AUTHORITY to vote for all nominees listed below

Allan R. Tessler, Don R. Kornstein, David R. Markin and
Robert L. McDonald, Sr.
(INSTRUCTION: To withhold authority to vote for one or more than one individual nominee, write that nominee's name(s) in the space provided below.)
_______________________________________________________________________________

FORM OF PROXY - REVERSE SIDE

2. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP as Jackpot's independent auditors for the fiscal year ending June 30, 1996.

                        ___ FOR         ___ AGAINST    ___ ABSTAIN

3. In their discretion upon such other matters as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted for the nominees named above and for the proposal. Please mark, sign, date and return the proxy card promptly, using the enclosed envelope.

                        Please date and sign exactly as your name appears on this proxy. Joint owners should each sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


DATED_________________ ______________________________________________________
                       Signature

DATED_________________ ______________________________________________________
                       Signature if held jointly